SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                             April 27, 2000
                Date of Report (Date of earliest event reported)

                             GERMAN AMERICAN BANCORP
             (Exact name of registrant as specified in its charter)


Indiana                    0-11244                        35-1547518
(State or other            (Commission File Number)       (IRS Employer
jurisdiction of                                           Identification Number)
incorporation)


                                711 Main Street
                                    Box 810
                             Jasper, Indiana 47546
                             (Address of principal
                               executive offices)


        Registrant's telephone number, including area code (812) 482-1314

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Item 5.  Other Events

       The Board of Directors has adopted a Shareholder Rights Plan (the "Plan"). The purpose of the Plan is to deter certain coercive tactics that have been used to acquire control of public corporations and to enable the Board of Directors to represent effectively the interests of the shareholders in the event of a takeover attempt. The Plan will not deter negotiated mergers or business combinations that the Board of Directors determines to be in the shareholders best interests and in the best interests of the Company. The Plan is designed to force an acquiror to deal with the Board of Directors. If the acquiror's proposal is not approved by the Board, the issuance of the Rights provided for in the Plan would dramatically alter the capital structure of the Company thereby making the acquiror's proposal unattractive to it. The involvement of the Board of Directors could improve the price and terms of any acquisition proposal. The adoption of the Plan is not in response to any specific acquisition proposal and the Company is not aware of plans or proposals for the acquisition of control of the Company. The Plan does not in any way alter the financial strength of the Company or interfere with its business plans. The adoption of the Plan is not dilutive, does not affect reported earnings per share, and is not taxable to the shareholders or the Company.

       Under the Plan, rights will attach to the outstanding common shares at the rate of one right for each share held by shareholders of record at the close of business on May 10, 2000. The rights will become exercisable only if a person or group of affiliated persons (an "Acquiring Person") acquires 15% or more of the Company's common shares or announces a tender offer or exchange offer that would result in the acquisition of 30% or more of the outstanding common shares. At that time, the rights may be redeemed at the election of the Board of Directors of the Company. If not redeemed, then prior to the acquisition by such person of 50% or more of the outstanding common shares of the Company, the Company may exchange the rights (other than rights owned by the Acquiring Person, which would have become void) for common shares (or other securities) of the Company on a one-for-one basis. If not exchanged, the rights may be exercised and the holders may acquire preferred share units or common shares of the Company having a value of two times the exercise price of $75.00. Each preferred share unit carries the same voting rights as one common share. If the Acquiring Person engages in a merger or other business combination with the Company, the rights would entitle the holders to acquire shares of the Acquiring Person having a market value equal to twice the exercise price of the rights. The Plan will expire on April 26, 2010. The distribution of the rights is not a taxable event for shareholders of the Company.

       In connection with the adoption of the Plan, the Board of Directors also approved the terms of the Series A Preferred Shares and adopted the Restatement of the Articles of Incorporation of the Company designating the relative rights, preferences and limitations of the Series A Preferred Shares.


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

Item 7.    Financial Statements and Exhibits

       (a) Financial statements of businesses acquired

           Not applicable

       (b) Pro forma financial information

           Not applicable

       (c) Exhibits

           3.01 Restatement of Articles of Incorporation as filed with the Indiana Secretary of State on May 5, 2000.

           4.01 Rights Agreement dated as of April 27, 2000 between German American Bancorp and UMB Bank, N.A., as Rights Agent.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        GERMAN AMERICAN BANCORP



                                        By:   /s/ Mark A. Schroeder
                                            ------------------------------------


Dated: May 5, 2000



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

                                  EXHIBIT INDEX


Number Assigned
In Regulation
S-K Item 601                  Description of Exhibit


     (3)                3.01   Restatement of Articles of Incorporation
                               as filed with the Indiana Secretary of
                               State on May 5, 2000.

     (4)                4.01   Rights Agreement dated as of April 27, 2000
                               between German American Bancorp and UMB
                               Bank, N.A., as Rights Agent.




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